Exhibit 99.1

Contacts:

Investor Relations:	Eric J. Shick Vice President, Investor Relations (908) 277-8413

Media Relations:	Holly P. Glass Vice President, Government and Public Relations (703) 754-2848

BARD ANNOUNCES FOURTH QUARTER RESULTS

REVENUE UP 9 PERCENT AS REPORTED,

12 PERCENT EXCLUDING FOREIGN EXCHANGE

MURRAY HILL, NJ — (January 29, 2009) — C. R. Bard, Inc. (NYSE: BCR) today reported 2008 fourth quarter financial results. Fourth quarter 2008 net sales were $634.2 million, an increase of 9 percent over the prior-year period. Excluding the impact of foreign exchange, fourth quarter 2008 net sales increased 12 percent over the prior-year period.

For the fourth quarter 2008, net sales in the U.S. were $436.3 million and net sales outside the U.S. were $197.9 million, an increase of 11 percent and 4 percent, respectively, over the prior-year period. Excluding the impact of foreign exchange, fourth quarter 2008 net sales outside the U.S. increased 14 percent over the prior-year period.

Net sales for the full year 2008 were $2,452.1 million, an increase of 11 percent over the prior-year period. Excluding the impact of foreign exchange, full year 2008 net sales increased 10 percent over the prior-year period.

For the fourth quarter 2008, net income was $149.4 million and diluted earnings per share were $1.47, an increase of 42 percent and 46 percent, respectively, as compared to fourth quarter 2007 results. Adjusting for items that affect comparability between periods as detailed in the tables below, fourth quarter 2008 net income was $121.1 million and diluted earnings per share were $1.19, an increase of 15 percent and 18 percent, respectively, as compared to fourth quarter 2007 results.

For the full year 2008, net income was $416.5 million and diluted earnings per share were $4.06, an increase of 2 percent and 6 percent, respectively, as compared to full year 2007 results. Adjusting for items that affect comparability between periods, full year 2008 net income was $455.4 million and diluted earnings per share were $4.44, an increase of 13 percent and 16 percent, respectively, as compared to full year 2007 results.

Timothy M. Ring, chairman and chief executive officer, commented, “We are pleased to report strong revenue and earnings results for the fourth quarter and full year 2008. Bard has built a consistent record of performance, delivering adjusted EPS growth above our 14 percent target for six consecutive years. We have achieved this through successful product innovation, a commitment to market leadership and the talent and hard work of our employees around the world. The strength of our broad product portfolio and our healthy financial condition position us well for continued success.”

C. R. Bard, Inc. (www.crbard.com), headquartered in Murray Hill, NJ, is a leading multinational developer, manufacturer and marketer of innovative, life-enhancing medical technologies in the fields of vascular, urology, oncology and surgical specialty products.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, the accuracy of which is necessarily subject to risks and uncertainties. These statements are not historical in nature and use words such as “anticipate”, “estimate”, “expect”, “project”, “intend”, “forecast”, “plan”, “believe”, and other words of similar meaning in connection with any discussion of future operating or financial performance. Many factors may cause actual results to differ materially from anticipated results including product developments, sales efforts, income tax matters, the outcomes of contingencies such as legal proceedings, and other economic, business, competitive and regulatory factors. The company undertakes no obligation to update its forward-looking statements. Please refer to the Cautionary Statement Regarding Forward-Looking Information in our September 30, 2008 Form 10-Q for more detailed information about these and other factors that may cause actual results to differ materially from those expressed or implied.

C. R. Bard, Inc.

Consolidated Statements of Income

(dollars in thousands except per share amounts, unaudited)

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Net sales	$634,200	$583,300	$2,452,100	$2,202,000
Costs and expenses
Cost of goods sold	243,500	227,700	952,100	864,500
Marketing, selling & administrative expense	179,200	169,700	709,500	644,800
Research and development expense	40,000	36,600	199,100	135,800
Interest expense	3,000	3,100	12,100	11,900
Other expense (income), net	2,700	(7,200)	29,400	(32,300)

Total costs and expenses	468,400	429,900	1,902,200	1,624,700

Income from continuing operations before income taxes	165,800	153,400	549,900	577,300

Income tax provision	16,400	48,200	133,400	170,900

Income from continuing operations	149,400	105,200	416,500	406,400

Income from discontinued operations	—	—	—	—

Net income	$149,400	$105,200	$416,500	$406,400

Basic earnings per share:
Income from continuing operations	$1.50	$1.04	$4.19	$3.96
Net income per share	$1.50	$1.04	$4.19	$3.96

Diluted earnings per share:
Income from continuing operations	$1.47	$1.01	$4.06	$3.84
Net income per share	$1.47	$1.01	$4.06	$3.84

Wt. avg. common shares outstanding - basic	99,300	101,000	99,500	102,700
Wt. avg. common shares outstanding - diluted	101,900	104,100	102,500	105,900

Product Group Summary of Net Sales

(dollars in thousands, unaudited)

	Quarter Ended December 31,				Twelve Months Ended December 31,
	2008	2007	Change	Constant Currency	2008	2007	Change	Constant Currency
Vascular	$168,500	$141,900	19%	23%	$643,100	$539,600	19%	17%
Urology	188,900	176,400	7%	10%	708,500	658,900	8%	7%
Oncology	163,600	148,000	11%	13%	646,600	558,600	16%	15%
Surgical Specialties	95,500	96,500	-1%	1%	368,200	363,500	1%	—
Other	17,700	20,500	-14%	-11%	85,700	81,400	5%	5%

Net sales	$634,200	$583,300	9%		$2,452,100	$2,202,000	11%

FX impact		(16,400)				22,700

Constant Currency	$634,200	$566,900		12%	$2,452,100	$2,224,700		10%

Reconciliation of Earnings

(dollars in millions except per share amounts, unaudited)

	Quarter Ended December 31, 2008
	Cost of Goods Sold	Research & Development Expense	Other Expense (Income), Net	Income Tax Provision (Benefit)	Net Income (Loss)	Diluted Earnings Per Share
GAAP Basis	$243.5	$40.0	$2.7	$16.4	$149.4	$1.47
Items that affect comparability of results between periods:
Tax adjustment	—	—	—	28.3	(28.3)

Total	—	—	—	28.3	(28.3)	(0.28)

Adjusted Basis	$243.5	$40.0	$2.7	$44.7	$121.1	$1.19

	Quarter Ended December 31, 2007
	Cost of Goods Sold	Research & Development Expense	Other Expense (Income), Net	Income Tax Provision (Benefit)	Net Income (Loss)	Diluted Earnings Per Share
GAAP Basis	$227.7	$36.6	$(7.2)	$48.2	$105.2	$1.01

Adjusted Basis	$227.7	$36.6	$(7.2)	$48.2	$105.2	$1.01

	Twelve Months Ended December 31, 2008
	Cost of Goods Sold	Research & Development Expense	Other Expense (Income), Net	Income Tax Provision (Benefit)	Net Income (Loss)	Diluted Earnings Per Share
GAAP Basis	$952.1	$199.1	$29.4	$133.4	$416.5	$4.06
Items that affect comparability of results between periods:
Asset disposition	(3.7)	—	(36.8)	5.6	34.9
Purchased research & development	—	(49.3)	—	18.2	31.1
Reorganization costs	—	—	(1.3)	0.5	0.8
Gain on asset sale	—	—	0.7	(0.1)	(0.6)
Tax adjustments	—	—	—	27.3	(27.3)

Total	(3.7)	(49.3)	(37.4)	51.5	38.9	0.38

Adjusted Basis	$948.4	$149.8	$(8.0)	$184.9	$455.4	$4.44

	Twelve Months Ended December 31, 2007
	Cost of Goods Sold	Research & Development Expense	Other Expense (Income), Net	Income Tax Provision (Benefit)	Net Income (Loss)	Diluted Earnings Per Share
GAAP Basis	$864.5	$135.8	$(32.3)	$170.9	$406.4	$3.84
Items that affect comparability of results between periods:
Purchased research & development	—	(1.6)	—	0.1	1.5
Tax adjustment	—	—	—	3.7	(3.7)

Total	—	(1.6)	—	3.8	(2.2)	(0.02)

Adjusted Basis	$864.5	$134.2	$(32.3)	$174.7	$404.2	$3.82

Notes to Reconciliation of Earnings

•

For the fourth quarter 2008, a decrease in the income tax provision as a result of the completion of the U.S. Internal Revenue Service (IRS) examination for the tax years of 2003 and 2004 affected the comparability of results between periods. The effect of this item increased net income by $28.3 million, or $0.28 diluted earnings per share.

•	For the fourth quarter 2007, there were no items that affected the comparability of results between periods.

•

For the twelve months ended December 31, 2008, the following items affected the comparability of results between periods: (i) a charge of $40.5 million pretax for an asset disposition; (ii) a charge of $49.3 million pretax for purchased research and development; (iii) a charge of $1.3 million pretax for reorganization costs; (iv) a gain of $0.7 million pretax associated with the sale of an asset; and (v) a net decrease of $27.3 million in the income tax provision including a decrease of $28.3 million as a result of the completion of the IRS examination for the tax years of 2003 and 2004, offset by an increase of $1.0 million due to a tax-related interest adjustment. The net effect of these items decreased net income by $38.9 million, or $0.38 diluted earnings per share.

•

For the twelve months ended December 31, 2007, the following items affected the comparability of results between periods: (i) a charge of $1.6 million pretax for purchased research and development; and (ii) a decrease in the income tax provision of $3.7 million due to changes in certain statutory tax rates outside the United States that resulted in the revaluation of deferred taxes. The net effect of these items increased net income by $2.2 million, or $0.02 diluted earnings per share.

This press release contains financial measures that are not calculated in accordance with United States generally accepted accounting principles (GAAP). These non-GAAP financial measures are reconciled to their most directly comparable GAAP measures in the above tables.

This press release includes net sales excluding the impact of foreign exchange. The company analyzes net sales on a constant currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on net sales, the company believes that evaluating growth in net sales on a constant currency basis provides an additional and meaningful assessment of net sales to both management and the company’s investors.

In addition, this press release includes the following non-GAAP measures: (1) cost of goods sold excluding a charge for an asset disposition; (2) research & development expense excluding payments for purchased research and development; (3) other expense (income), net, excluding charges for an asset disposition, reorganization costs and a gain on an asset sale; (4) income tax provision excluding: a decrease resulting from the completion of the IRS examination for the tax years of 2003 and 2004; an increase due to a tax-related interest adjustment; a decrease related to changes in statutory tax rates; and the tax effect of the items set forth in (1) through (3) above; (5) net income excluding the items set forth in (1) through (4) above; and (6) diluted earnings per share excluding the items set forth in (1) through (4) above.

The company excluded the items described above because they may cause certain statements of income categories not to be indicative of ongoing operating results, and therefore affect the comparability of results between periods. The company therefore believes that these non-GAAP measures provide an additional and meaningful assessment of the company’s ongoing operating performance. Because the company has historically reported these non-GAAP results to the investment community, management also believes that the inclusion of these non-GAAP measures provides consistency in its financial reporting and facilitates investors’ understanding of the company’s historic operating trends by providing an additional basis for comparisons to prior periods. Management uses these non-GAAP measures: (1) to establish financial and operational goals; (2) to monitor the company’s actual performance in relation to its business plan and operating budgets; (3) to evaluate the company’s core operating performance and understand key trends within the business; and (4) as part of several components it considers in determining incentive compensation.

Management recognizes that the use of these non-GAAP measures has limitations, including the fact that they may not be comparable with similar non-GAAP financial measures used by other companies and that management must exercise judgment in determining which types of charges or other items should be excluded from the non-GAAP financial information. Management compensates for these limitations by providing full disclosure of each non-GAAP financial measure and a reconciliation to the most directly comparable GAAP financial measure. All non-GAAP financial measures are intended to supplement the applicable GAAP disclosures and should not be considered in isolation from, or as a replacement for, financial information prepared in accordance with GAAP. For a reconciliation of these non-GAAP measures to the most comparable GAAP measures, please see the above tables.